EXHIBIT 10.1

PURCHASE AND SALE
AGREEMENT
dated
July 24, 2015
by and between
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
SELLER
and
STEELWAVE BOTHELL OFFICE OWNER (WA), LLC
PURCHASER

MHDocs 6086000_20 10556.154

		TABLE OF CONTENTS
ARTICLE I		SALE OF THE PROPERTY	1
	1.1	Sale of Property	1
	1.2	No Representations	2
	1.3	No Reliance	2
	1.4	Acceptance of Deed	2
	1.5	AS IS	2
	1.6	Seller Release from Liability	3
	1.7	Purchaser's Waiver of Objections	4
	1.8	Survival	5
ARTICLE II		PURCHASE PRICE	5
	2.1	Purchase Price	5
ARTICLE III		DEPOSIT AND OPENING OF ESCROW	5
	3.1	Deposit	5
	3.2	Interest Bearing	5
	3.3	Application	5
ARTICLE IV		CONDITIONS TO CLOSING	6
	4.1	Conditions to Purchaser's Obligation to Purchase	6
	4.2	Conditions to Seller's Obligation to Sell	11
	4.3	No Financing Contingency	13
	4.4	Failure or Waiver of Conditions Precedent	13
	4.5	Parcel 6 Roadway	13
ARTICLE V		THE CLOSING	14
	5.1	Date and Manner of Closing	14
	5.2	Closing	14
	5.3	Delay in Closing; Authority to Close	14
ARTICLE VI		DUE DILIGENCE PERIOD	14
	6.1	Review and Approval of Documents and Materials	14
	6.2	Reliability of Information	15
	6.3	Due Diligence Period	15
	6.4	SNDAs	15
	6.5	License Estoppels	15
ARTICLE VII		INSPECTIONS	16
	7.1	Inspections	16
ARTICLE VIII		TITLE AND SURVEY	16
	8.1	Title Documents	16
	8.2	Survey	16
	8.3	Title Objections	16
	8.4	Title Updates	16
	8.5	Intentionally Omitted	17

( ii)

	8.6	Intentionally Omitted	17
	8.7	Seller's Failure to Remove	17
ARTICLE IX		RISK OF LOSS	17
	9.1	Casualty	17
	9.2	Condemnation	18
ARTICLE X		OPERATION OF THE PROPERTY	18
	10.1	Operations	18
	10.2	Tenant Defaults	18
	10.3	Service Agreements/Leases	18
	10.4	Intentionally Omitted	19
	10.5	Purchaser Assumes Costs	19
ARTICLE XI		CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS	19
	11.1	General	19
	11.2	Prorations	20
	11.3	Rents	20
	11.4	Costs Incurred Under New Leases	21
	11.5	Security Deposits	21
	11.6	Parcel 6 Roadway Credit	22
	11.7	Final Adjustment After Closing	22
	11.8	Actual Number of Days	22
ARTICLE XII		DEFAULT	22
	12.1	Default by Purchaser	22
	12.2	Default by Seller	23
	12.3	Notice of Default	23
ARTICLE XIII		REPRESENTATIONS AND WARRANTIES	23
	13.1	Seller's Representations	23
	13.2	Definition of Seller's Knowledge	25
	13.3	Purchaser's Representations, Warranties	25
	13.4	Survival	26
ARTICLE XIV		ESCROW PROVISIONS	27
	14.1	Escrow Provisions	27
ARTICLE XV		GENERAL PROVISIONS	28
	15.1	No Agreement Lien	28
	15.2	Confidentiality	28
	15.3	Headings	29
	15.4	Brokers	29
	15.5	Modifications	29
	15.6	Notices	29
	15.7	Assignment	31

( iii)

15.8	Further Assurances	31
15.9	Governing Law	31
15.10	Offer Only	32
15.11	Counterparts	32
15.12	E-mail or PDF Signatures	32
15.13	Severability	32
15.14	No Waiver	32
15.15	Seller's Internal Corporate Approval	32
15.16	Limitation of Liability	32
15.17	Waiver of Jury Trial	33
15.18	Successors and Assigns	33
15.19	No Partnership or Joint Venture	33
15.20	No Recordation	33
15.21	Designation Agreement	33
15.22	Section 1031 Exchanges	34
15.23	Survival	34
15.24	Calculation of Time Periods	35
15.25	Portfolio Purchase	36
15.26	Form 17	36

( iv)

EXHIBIT A	LEGAL DESCRIPTION	1
EXHIBIT B	SCHEDULE OF EXISTING TENANTS	1
EXHIBIT B-1	SCHEDULE OF SECURITY DEPOSITS	1
EXHIBIT C	LIST OF SERVICE AGREEMENTS	1
EXHIBIT D	BARGAIN AND SALE DEED	1
EXHIBIT E	ASSIGNMENT AND ASSUMPTION AGREEMENT	1
EXHIBIT F	FIRPTA CERTIFICATE	1
EXHIBIT G	BILL OF SALE	1
EXHIBIT H	PERSONAL PROPERTY	1
EXHIBIT I	TENANT ESTOPPEL CERTIFICATE	1
EXHIBIT J	CONFIDENTIALITY AGREEMENT	1
EXHIBIT K	SITE ACCESS AND INDEMNIFICATION AGREEMENT	1
EXHIBIT L	TENANT NOTICE LETTER	1
EXHIBIT M	FEDERAL GOVERNMENT LEASE RIDER	1
EXHIBIT N	INTENTIONALLY OMITTED	1
EXHIBIT O	ASSIGNMENT OF PURCHASE AND SALE AGREEMENT	1
EXHIBIT P	ENVIRONMENTAL DISCLOSURE STATEMENT	1
EXHIBIT Q	TITLE AFFIDAVIT	1
EXHIBIT R	LICENSE AGREEMENTS	1
EXHIBIT S	DECLARATION	1
EXHIBIT T	ROADWAYS QUITCLAIM DEED	1
EXHIBIT U	PARCEL 6 ROAD DESCRIPTION	1
EXHIBIT V	TIAA/ASSOCIATION CONDUIT SYSTEM QUITCLAIM DEED	1
EXHIBIT V-1	TIAA CONDUIT SYSTEM QUITCLAIM BILL OF SALE	1
EXHIBIT W	ASSOCIATION CONSENT	1
EXHIBIT X	ASSOCIATION ESTOPPEL	1
EXHIBIT Y	AMENDMENT TO HIGHLANDS FIBER OPTIC CONSTRUCTION AND MAINTENANCE AGREEMENT	1
EXHIBIT Y-1	ASSIGNMENT AND ASSUMPTION OF HIGHLANDS FIBER OPTIC CONSTRUCTION AND MAINTENANCE AGREEMENT	1
EXHIBIT Z	ASSIGNMENT AND ASSUMPTION OF MIG FIBER OPTIC CONSTRUCTION AND MAINTENANCE AGREEMENT	1
EXHIBIT AA	FORM OF LICENSE ESTOPPEL	1
EXHIBIT BB	TITLE COMMITMENT	1
Schedule 4.1	ORDER OF RECORDATION AT CLOSING	1
Schedule 10.5	OUTSTANDING LEASING COSTS	1

( v)

Schedule 10.6	CERTAIN OUTSTANDING FREE RENT	1
Schedule 10.7	ADDITIONAL OUTSTANDING FREE RENT	1

( vi)

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is dated and made as of the 24th day of July, 2015 (the “Effective Date”) by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, with an office at 730 Third Avenue, New York, New York 10017 (“Seller”), and STEELWAVE BOTHELL OFFICE OWNER (WA), LLC, a Delaware limited liability company, with an office at 4000 East Third Avenue, Suite 600, Foster City, California 94404-4805 (“Purchaser”).
RECITALS
A.    Seller desires to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Property, upon the terms and conditions set forth in this Agreement.
B.    Certain rules of construction for interpreting this Agreement are set forth on Schedule 1 attached hereto which is hereby incorporated in and constitutes part of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and provisions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.
ARTICLE I
SALE OF THE PROPERTY
1.1    Sale of Property. Seller agrees to sell, transfer and assign to Purchaser and Purchaser agrees to purchase, accept and assume from Seller, subject to and in accordance with the terms and conditions of this Agreement, all of the following (collectively, the “Property”):
(a)    Land. The following parcels of real property located in Bothell, Snohomish County, Washington (collectively, the “Land”):
(i)    The land described as the “Canyon Park Business Center Property” in Exhibit A attached hereto (the “Canyon Park Business Center Property”); and
(ii)    The land described as “Woodlands Technology Building One Property” in Exhibit A attached hereto (the “Woodlands Technology Campus Building One Property”);
(b)    Appurtenances. Seller’s right, title and interest in and to all easements, licenses, privileges and other rights appurtenant to the Land (the “Appurtenances”);
(c)    Improvements. All improvements located on the Land (the “Improvements”);
(d)    Leases. Seller’s right, title and interest in and to all leases, subleases, licenses or other occupancy agreements including all amendments, affecting the Land and Improvements which are shown on Exhibit B attached hereto and any New Leases (as hereinafter defined in Section 10.3) (collectively, the “Leases”), including any guaranties of such Leases and any security deposits under such Leases (including any security deposits held in the form of letters of credit);
(e)    Fixtures and Personal Property. Seller’s right, title and interest in and to all fixtures, machinery systems, equipment and personal property owned by Seller attached or appurtenant to, located on and used in connection with the ownership, use, maintenance and operation of the Land or the Improvements (the “Fixtures and Personal Property”), including, without limitation, the items of personal property listed on Exhibit H hereto;
(f)    Service Agreements. Seller’s right, title and interest in and to all service agreements listed on Exhibit C attached hereto and any New Service Agreements (as defined in Section 10.3) (collectively, the “Service Agreements”); and
(g)    Intangible Property. Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty: consents, licenses, approvals, certificates, permits, plans, development rights, warranties, guarantees and floor plans, plans and specifications relating to the Improvements and the Fixtures and Personal Property (the “Intangible Property”).
(h)    Licenses. Seller’s right, title and interest in and to the license agreements listed on Exhibit R attached hereto (collectively, the “Licenses).
1.2    No Representations. Except for Seller’s representations and warranties set forth in Article XIII or in the Closing Documents (as hereinafter defined) executed by Seller, Seller makes no express or implied representation or warranty with respect to the Property, and to the extent permitted by law, excludes and disclaims any statutory or other representations and warranties.
1.3    No Reliance. Purchaser agrees that except for Seller’s representations and warranties set forth in Article XIII or in the Closing Documents, executed by Seller, Purchaser is not relying on and has not relied on any statements, promises, information or representations made or furnished by Seller or by any real estate broker, agent or any other person representing or purporting to represent Seller but rather is relying solely on its own expertise and on the expertise of its consultants and on the inspections and investigations Purchaser and its consultants has or will conduct.
1.4    Acceptance of Deed. Purchaser hereby acknowledges and agrees that the acceptance of the Deed (as hereinafter defined) by Purchaser shall be deemed to be full performance and discharge of every agreement and obligation on the part of Seller to be performed under this Agreement except those, if any, which are herein specifically stated to survive delivery of the Deed. No agreement or representation or warranty made in this Agreement by Seller will survive the Closing and the delivery of the Deed, unless expressly provided otherwise in this Agreement.
1.5    “AS IS”. EXCEPT AS SET FORTH IN ARTICLE X OR IN SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE XIII OR IN THE CLOSING DOCUMENTS EXECUTED BY SELLER OR THE ACTUAL FRAUD OF SELLER, PURCHASER AGREES (A) TO TAKE THE PROPERTY “AS IS, WHERE IS, WITH ALL

FAULTS” AND (B) THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE OR RESPONSIBILITIES ASSUMED BY SELLER AS TO THE CONDITION OF THE PROPERTY, AS TO THE TERMS OF ANY LEASES OR OTHER DOCUMENTS OR AS TO ANY INCOME, EXPENSE, OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY, NOW OR ON THE CLOSING DATE. SUBJECT TO AND WITHOUT LIMITING PURCHASER’S RIGHTS OR SELLER’S OBLIGATIONS UNDER ARTICLE IX OR ARTICLE X, PURCHASER AGREES TO ACCEPT THE PROPERTY IN THE CONDITION EXISTING ON THE CLOSING DATE, SUBJECT TO ALL FAULTS OF EVERY KIND AND NATURE WHATSOEVER WHETHER LATENT OR PATENT AND WHETHER NOW OR HEREAFTER EXISTING.
PURCHASER ACKNOWLEDGES THAT AS OF THE CLOSING DATE, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE XIII OR IN THE CLOSING DOCUMENTS OR THE ACTUAL FRAUD OF SELLER, PURCHASER WILL HAVE INSPECTED THE PROPERTY AND OBSERVED ITS PHYSICAL CHARACTERISTICS AND CONDITIONS AND WILL HAVE HAD THE OPPORTUNITY TO CONDUCT SUCH FINANCIAL INVESTIGATIONS AND STUDIES ON OR OVER THE PROPERTY AND ADJACENT AREAS AS IT DEEMS NECESSARY AND, EXCEPT FOR THE EXCEPTED CLAIMS (AS DEFINED BELOW), HEREBY WAIVES ANY AND ALL OBJECTIONS TO OR COMPLAINTS REGARDING THE PROPERTY AND ITS CONDITION, INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE OR COMMON LAW-BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CLAIMS RELATING TO CERCLA, RCRA, PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING STRUCTURAL AND GEOLOGICAL CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS, AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS MATERIALS ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY. PURCHASER FURTHER ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE PROPERTY AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS MATERIALS OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.
1.6    Seller Release from Liability. Except with respect to the Seller’s Representations or as otherwise expressly provided in this Agreement or in the Closing Documents, Purchaser hereby fully and forever waives, and Seller hereby fully and forever disclaims and shall not be liable or bound in any manner by, any and all warranties, guarantees, promises, statements, representations or information of whatever type or kind with respect to the Property, whether express, implied or otherwise, including warranties of fitness for a particular purpose, tenantability, habitability or use. Purchaser agrees that:
(a)    Except for any Claims (as defined below) arising out of a breach or default by Seller under this Agreement (including a breach of any of Seller’s representations and warranties in Article XIII) or the Closing Documents executed by Seller (“Excepted Claims”), Purchaser and anyone claiming by, through or under Purchaser hereby waives its right to recover from and fully and irrevocably releases Seller and Seller’s employees, officers, directors, trustees, shareholders, members, partners, representatives, agents, servants, attorneys, affiliates, parents, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations in its behalf (“Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, claims, actions or causes of actions (collectively, “Claims”) arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be hazardous materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines or common law), valuation, salability or utility of the Property, condition of title to the Property, compliance with any applicable federal, state or local law, rule or regulations or common law with respect to the Property, or the Property’s suitability for any purposes whatsoever, and any information furnished by the Released Parties in connection with this Agreement.
(b)    Except for the Excepted Claims, Purchaser agrees that under no circumstances will it make any claim against, bring any action, cause of action or proceeding against, or assert any liability upon, Seller, its agents, consultants, contractors, or any other persons who prepared or furnished any of the Property Documents (as hereinafter defined) (such parties, collectively, the “Property Documents Preparers”) as a result of the inaccuracy, unreliability or insufficiency of, or any defect or mistake in, any of the Property Documents (including the negligence of any Property Documents Preparer in connection with the preparation or furnishing of any of the Property Documents), and Purchaser hereby fully and forever releases, acquits and discharges Seller and each Property Documents Preparer of and from any such claims, actions, causes of action, proceedings or liability, whether known or unknown. This release expressly includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release of Seller.
(c)    To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of the realization, and that Purchaser nevertheless hereby intends to release, discharge and acquit the Released Parties from any and all Claims, except for Excepted Claims.
1.7    Purchaser’s Waiver of Objections. Notwithstanding anything to the contrary herein, Purchaser and Seller acknowledge that any written disclosures or discovery made by Purchaser prior to the Closing shall constitute notice to Purchaser of the matter disclosed or discovered, and Seller shall have no further liability if Purchaser thereafter consummates the transaction contemplated hereby.
1.8    Survival. Seller and Purchaser have agreed upon the Purchase Price relating to the Property and other provisions of this Agreement in contemplation and consideration of Purchaser’s agreeing to the provisions of Sections 1.2, 1.3, 1.4, 1.5, 1.6, and 1.7, which Sections shall survive the Closing indefinitely and the delivery of the Deed and/or termination of this Agreement and shall not be deemed merged into the Deed or other documents executed and delivered by Purchaser or Seller, or both, at or in connection with Closing (the Deed together with such other documents, the “Closing Documents”).
ARTICLE II
PURCHASE PRICE
2.1    Purchase Price. The purchase price is One Hundred Twenty-Six Million Seven Hundred Thousand and 00/100 DOLLARS ($126,700,000.00) (the “Purchase Price”). The Purchase Price, net to Seller without deduction, credit to Purchaser or expense to Seller, except as expressly provided otherwise in this Agreement, will have been deposited by Purchaser with Escrow Agent (as defined in Section 3.1) no later than the time of Closing by wire transfer of immediately available federal funds. Fifty Thousand Dollars ($50,000) of the Purchase Price shall be allocated to Personal Property. The Purchase Price must be received by Seller by 4:00 P.M. New York time on a particular day in order for the Closing to be deemed to have taken place as of such date.
ARTICLE III
DEPOSIT AND OPENING OF ESCROW
3.1    Deposit. Within two (2) business days following the Effective Date and as a condition precedent to this Agreement becoming a binding agreement between the parties, Purchaser will deposit Four Million and 00/100 DOLLARS ($4,000,000.00) (the “Deposit”) with Chicago Title Insurance Company, having an office at 711 Third Avenue, New York, NY 10017, Attention: Matthew Bliwise (“Escrow Agent”) by wire transfer of immediately available federal funds and will provide Escrow Agent with a fully completed form W-9 which provides Purchaser’s tax identification number. If Purchaser fails to deposit the Deposit within the time period provided for above, Seller may at any time prior to Escrow Agent’s receipt of the Deposit, terminate this Agreement, in which event this Agreement shall be of no further force and effect and thereafter neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. The Deposit shall be non-refundable, except as otherwise expressly set forth herein.
3.2    Interest Bearing. The Deposit shall be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Seller and reasonably acceptable to Purchaser. All interest and income on the Deposit will be remitted to the party entitled to the Deposit pursuant to this Agreement.
3.3    Application. If Closing occurs, the Deposit will be credited against the Purchase Price at Closing. If the Closing does not occur in accordance with the provisions hereof, the Deposit shall be delivered to the party entitled to the Deposit, as provided in this Agreement. In all events, the Deposit shall be held in escrow by Escrow Agent, in trust in accordance with the provisions of Article XIV.
ARTICLE IV
CONDITIONS TO CLOSING
4.1    Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase the Property is expressly conditioned upon each of the following:
(a)    Performance by Seller. Seller’s performance in all material respects of the obligations, covenants and deliveries required of Seller under this Agreement.
(b)    Seller’s Deliveries. Seller’s delivery at Closing of the following, all documents to be executed originals, unless otherwise indicated below, and, if applicable, witnessed and properly acknowledged, provided, however that delivery of the items set forth in Section 4.1(b)(iii), (iv), (v) and (x) may be accomplished via on-site delivery at the Property or in such other manner as agreed by Purchaser and Seller:
(i)    The Deed in the form attached hereto as Exhibit D, subject to the following matters (the “Deed”):
(1)    Non-delinquent real property taxes, water and sewer charges and all assessments (governmental and private) and unpaid installments thereof which are not yet due and payable, subject to the provisions of Section 11.2;
(2)    Any matter (including any lien, encumbrance or easement) voluntarily imposed or consented to in writing by Purchaser prior to or as of the Closing;
(3)    Laws and governmental regulations, including all building codes, zoning regulations and ordinances, that affect the use, operation and maintenance of the Property;
(4)    Such state of facts as may be shown on an accurate and current survey or by inspection of the Property;
(5)    Rights of tenants, as tenants only, of the Land and Improvements under the terms and conditions of all Leases assigned to Purchaser under the Assignment and Assumption Agreement (hereinafter defined), with Purchaser hereby acknowledging that Purchaser has examined such Leases; and
(6)    the Permitted Exceptions.

(ii)    The Assignment and Assumption Agreement in the form attached as Exhibit E (the “Assignment and Assumption Agreement”);
(iii)    The Leases (copies of which shall be acceptable if originals are unavailable), together with any letters of credit held as security deposits under any of the Leases and all instruments reasonably required to transfer such letters of credit to Purchaser;
(iv)    The Service Agreements (copies of which shall be acceptable if originals are unavailable), which are being assumed by Purchaser;
(v)    The License Agreements (copies of which shall be acceptable if originals are unavailable);
(vi)    A Certification in the form attached hereto as Exhibit F that Seller is not a “foreign person”;
(vii)    A copy of an Assistant Secretary’s Certificate evidencing the authority of individuals to execute any instruments executed and delivered by Seller at Closing, together with a certificate of good standing of Seller;
(viii)    A Bill of Sale in the form attached hereto as Exhibit G;
(ix)    A closing statement in form and content satisfactory to Seller and Purchaser (the “Closing Statement”) signed by Seller, which Closing Statement may be transmitted via PDF;
(x)    All keys and lock combinations for the Property and all leasing and other files relating to the Property and all other licenses, certificates, permits, plans, books, records and reports and other materials that comprise the Intangible Property, to the extent such items are in Seller’s or its property manager’s actual possession or control;
(xi)    Original tenant estoppel certificates executed by tenants under existing Leases at the Property (the “Required Tenant Estoppel Certificates”): (A) for tenants occupying 20,000 square feet or more of leased square footage in the Improvements (each a “Major Tenant” and collectively, the “Major Tenants”); and (B) for a sufficient number of tenants (including the Major Tenants) such that estoppel certificates (inclusive of the estoppel certificates received from the Major Tenants) have been received from tenants leasing not less than eighty percent (80%) of the leased square footage inclusive of the space leased to the Major Tenants. Each Required Tenant Estoppel Certificate (1) will be on the form attached to the applicable Lease, if any, or if there is no form attached to the Lease, then will be substantially on the form attached hereto as Exhibit I (provided, however, if any Lease limits the provisions to be included in any estoppel certificate, the form shall be modified accordingly and no effect shall be given to any requirement in any Lease regarding “additional information reasonably requested by the lessor” or words of similar import); and (2) will not have been modified in any substantive, adverse manner. The addition of a knowledge qualification to an estoppel certificate will not cause such tenant estoppel certificate to fail to satisfy the requirements for an acceptable Required Tenant Estoppel Certificate. Notwithstanding the provisions of this Section 4.1(b)(xi), Seller shall have no obligation to deliver an estoppel certificate from any tenant if (i) such tenant has vacated the Property after the Effective Date, (ii) such tenant’s Lease has terminated at any time from the Effective Date to the Closing Date, or (iii) such tenant is subject to bankruptcy proceedings as of the Closing (or on account of a rejected lease in bankruptcy). Seller will deliver estoppel certificates to all of the tenants under the Leases (except Seller may instead request a statement of lease from a tenant under any Government Lease) and request that the estoppel certificates be returned to Seller. Prior to delivery of the estoppel certificates to the tenants, Seller shall deliver drafts of the proposed estoppel certificates to Purchaser for review, and Purchaser shall provide to Seller any comments that Purchaser may have to the estoppel certificates within two (2) business days after Purchaser’s receipt of such estoppel certificates for review; and if Purchaser fails to respond with comments within such two (2) business day period, Purchaser shall be deemed to have approved of such form of estoppel certificates. In the event Seller fails, for any reason, to deliver to the Purchaser the required number of Required Tenant Estoppel Certificates in accordance with the provisions of this Section 4.1(b)(xi) prior to the Closing (as the same may be extended in accordance with the provisions of Section 5.1 of this Agreement), then Seller will not be deemed in default hereunder, and Purchaser’s sole remedy will be to terminate this Agreement, whereupon the Escrow Agent will return the Deposit to Purchaser, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.
(xii)    A Tenant Notice Letter in the form attached hereto as Exhibit L executed by Seller to be mailed out by Purchaser upon Closing;
(xiii)    All applicable real estate transfer tax forms and affidavits;
(xiv)    A Title Affidavit executed by Seller in the form of Exhibit Q attached hereto;
(xv)    A Declaration of Covenants and Easements executed by Seller in the form of Exhibit S attached hereto (the “Declaration”), which shall be recorded in the order specified on Schedule 4.1 attached hereto;
(xvi)    A Quitclaim Deed to the Canyon Park Business Center Owners’ Association (the “Association”) executed by Seller in the form of Exhibit T attached hereto (the “Roadways Quitclaim Deed”), quitclaiming the property set forth on Exhibit A to the Quitclaim Deed (the “Parcel 7 and Parcel 8 Roadways”) to the Association, which Roadways Quitclaim Deed shall be recorded in the order specified on Schedule 4.1 attached hereto;
(xvii)    A Quitclaim Deed executed by Seller in the form of Exhibit V attached hereto (the “TIAA/Association Conduit System Quitclaim Deed”), quitclaiming the conduit system as described in the TIAA/Association Conduit System Quitclaim Deed

to Purchaser, which TIAA/Association Conduit System Quitclaim Deed shall be recorded in the order specified on Schedule 4.1 attached hereto;
(xviii)    A Quitclaim Bill of Sale executed by Seller in the form of Exhibit V-1 attached hereto (the “TIAA Conduit System Quitclaim Bill of Sale”), quitclaiming the conduit system as described in the TIAA Conduit System Quitclaim Bill of Sale to Purchaser;
(xix)    A First Amendment to Fiber Optic Construction and Maintenance Easement executed by Seller in the form of Exhibit Y attached hereto (the “Amendment to Highlands Fiber Optic Construction and Maintenance Agreement”), which Amendment to Highlands Fiber Optic Construction and Maintenance Agreement shall be recorded in the order specified on Schedule 4.1 attached hereto;
(xx)    An Assignment and Assumption Agreement executed by Seller in the form of Exhibit Y-1 attached hereto, with respect to the Highlands Fiber Optic Construction and Maintenance Agreement (hereinafter defined) (the “Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement”), which Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement shall be recorded in the order specified on Schedule 4.1 attached hereto;
(xxi)    An Assignment and Assumption Agreement executed by Seller in the form of Exhibit Z attached hereto (the “Assignment and Assumption of MIG Fiber Optic Construction and Maintenance Agreement”), with respect to that certain Fiber Optic Construction and Maintenance Easement, recorded on January 28, 2003 under Document Number 200301281248 of the Public Records of Snohomish County, Washington (the “MIG Fiber Optic Construction and Maintenance Agreement”), which Assignment and Assumption of MIG Fiber Optic Construction and Maintenance Agreement shall be recorded in the order specified on Schedule 4.1 attached hereto; and
(xxii)    Such additional assignments, instruments and documents appropriate to be executed and delivered by Seller as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement provided the same are commercially reasonable and do not require disclosure of proprietary information.
(c)    Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 13.1 being true and correct in all material respects as of Closing Date as if then made, unless otherwise specified therein.
(d)    Association Consent. Seller shall have received from the Association a written consent substantially in the form attached hereto as Exhibit W (the “Association Consent”) setting forth the agreement of the Association to (i) accept the conveyance of the Parcel 7 and 8 Roadway Parcels by way of the Roadways Quitclaim Deed from Seller, (ii) accept the conveyance after Closing of the Parcel 6 Roadway by way of a quitclaim deed from Purchaser, (iii) consent to the transfer from Seller to Purchaser of all of Seller’s rights and obligations under that certain Fiber

Optic Construction and Maintenance Easement from Canyon Park Owners Association to Seller recorded under Document No. 200301281249 in the Official Public Real Property Records of Snohomish County, Washington, as amended by the Amendment to Highlands Fiber Optic Construction and Maintenance Agreement (as so amended, the “Highlands Fiber Optic Construction and Maintenance Agreement”), and (iv) consent to the Amendment to Highlands Fiber Optic Construction and Maintenance Agreement. In the event Seller fails, for any reason, to deliver to the Purchaser the Association Consent prior to the Closing (as the same may be extended in accordance with the provisions of Section 5.1 of this Agreement), then Seller will not be deemed in default hereunder, and Purchaser’s sole remedy will be to terminate this Agreement, whereupon the Escrow Agent will return the Deposit to Purchaser, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.
(e)    Association Estoppel. Purchaser shall have received from the Association an estoppel substantially in the form attached hereto as Exhibit X (the “Association Estoppel”) relating to the Amended and Restated Declaration of Covenants, Conditions and Restrictions for Canyon Park Business Center dated March 14, 1995 and recorded under Document No. 9505040100 in the Official Public Real Property Records of Snohomish County, Washington, as amended by Amendment to the Amended and Restated Declaration of Covenants, Conditions and Restrictions for Canyon Park Business Center dated December 16, 2005 and recorded under Document No. 200512270480 in the Official Public Real Property Records of Snohomish County, Washington, as further amended by Correction to Legal Description on Amendment to the Amended and Restated Declaration of Covenants, Conditions and Restrictions for Canyon Park Business Center dated June 21, 2013 and recorded under Document No. 201306260237 in the Official Public Real Property Records of Snohomish County, Washington, and as further amended by Second Amendment to the Amended and Restated Declaration of Covenants, Conditions and Restrictions for Canyon Park Business Center recorded on May 14, 2015 under Document No. 201505140113 in the Official Public Real Property Records of Snohomish County, Washington. In the event Seller fails, for any reason, to deliver to the Purchaser the Association Estoppel prior to the Closing (as the same may be extended in accordance with the provisions of Section 5.1 of this Agreement), then Seller will not be deemed in default hereunder, and Purchaser’s sole remedy will be to terminate this Agreement, whereupon the Escrow Agent will return the Deposit to Purchaser, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.
(f)    Title Insurance. Issuance of an American Land Title Association (or, if same is not available in the State in which the Property is located, its local equivalent) owner’s policy of title insurance (the “Title Policy”), with liability in the amount of the Purchase Price, insuring that fee title vests in the Purchaser subject only to the Permitted Exceptions.
(g)    MIG Consent. The current grantor under the MIG Fiber Optic Construction and Maintenance Agreement shall have executed, acknowledged and delivered at Closing its counterpart to the Assignment and Assumption of MIG Fiber Optic Construction and Maintenance Agreement (the “MIG Consent”). In the event Seller fails, for any reason, to deliver to the Purchaser the MIG Consent prior to the Closing (as the same may be extended in accordance with the provisions of Section 5.1 of this Agreement), then Seller will not be deemed in default hereunder, and Purchaser’s sole remedy will be to terminate this Agreement, whereupon the Escrow Agent will return the Deposit to Purchaser, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.
(h)    Amendment to Highlands Fiber Optic Construction and Maintenance Agreement. The Association shall have executed, acknowledged and delivered at Closing the Amendment to Highlands Fiber Optic Construction and Maintenance Agreement. In the event the Association fails, for any reason, to deliver to the Purchaser the Amendment to Highlands Fiber Optic Construction and Maintenance Agreement prior to the Closing (as the same may be extended in accordance with the provisions of Section 5.1 of this Agreement), then Seller will not be deemed in default hereunder, and Purchaser’s sole remedy will be to terminate this Agreement, whereupon the Escrow Agent will return the Deposit to Purchaser, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.
(i)    Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement. The Association shall have executed, acknowledged and delivered at Closing the Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement. In the event the Association fails, for any reason, to deliver to the Purchaser the Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement prior to the Closing (as the same may be extended in accordance with the provisions of Section 5.1 of this Agreement), then Seller will not be deemed in default hereunder, and Purchaser’s sole remedy will be to terminate this Agreement, whereupon the Escrow Agent will return the Deposit to Purchaser, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.
(j)    TIAA/Association Conduit System Quitclaim Deed. The Association shall have executed, acknowledged and delivered at Closing the TIAA/Association Conduit System Quitclaim Deed. In the event the Association fails, for any reason, to deliver to the Purchaser the TIAA/Association Conduit System Quitclaim Deed prior to the Closing (as the same may be extended in accordance with the provisions of Section 5.1 of this Agreement), then Seller will not be deemed in default hereunder, and Purchaser’s sole remedy will be to terminate this Agreement, whereupon the Escrow Agent will return the Deposit to Purchaser, and both parties will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive Closing or other termination of this Agreement.
4.2    Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following:
(a)    Performance by Purchaser. Purchaser’s performance in all material respects of the obligations, covenants, and deliveries required of Purchaser under this Agreement.
(b)    Receipt of Purchase Price. Receipt by Seller (or as Seller may direct) of the Purchase Price in the manner provided in this Agreement.

(c)    Purchaser’s Deliveries. Purchaser’s delivery at Closing of the following, all documents to be executed originals, unless otherwise set forth below, and, if applicable, witnessed and properly acknowledged:
(i)    The Assignment and Assumption Agreement;
(ii)    The Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement;
(iii)    The Assignment and Assumption of MIG Fiber Optic Construction and Maintenance Agreement;
(iv)    The Closing Statement (signed by Purchaser), with a copy thereof to be delivered to Seller, which Closing Statement may be transmitted via email as a PDF;
(v)    A Tenant Notice Letter in the form attached hereto as Exhibit L executed by Purchaser;
(vi)    If applicable, the Assignment of Purchase and Sale Agreement in the form attached hereto as Exhibit R, together with such supporting evidence of the Purchaser’s compliance with the terms of Section 15.7 as is reasonably required by Seller;
(vii)    Evidence of the authority and the incumbency of any individuals to execute any instruments executed and delivered by Purchaser at Closing, together with a certificate of good standing of Purchaser;
(viii)    A Consumer Use Tax Return relating to the Personal Property for submission to the Washington Department of Revenue;
(ix)    All applicable real estate transfer tax forms and affidavits; and
(x)    Such additional documents and instruments appropriate to be executed and delivered by Purchaser as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, provided the same are commercially reasonable and do not require disclosure of proprietary information.
(d)    Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 13.3 being true and correct in all material respects as of Closing Date as if then made, unless otherwise specified therein.
(e)    Association Consent. Seller shall have received the Association Consent.
(f)    MIG Consent. Seller shall have received the MIG Consent.

(g)    TIAA/Association Conduit System Quitclaim Deed. The Association shall have executed, acknowledged and delivered at Closing the TIAA/Association Conduit System Quitclaim Deed.
(h)    Amendment to Highlands Fiber Optic Construction and Maintenance Agreement. The Association shall have executed, acknowledged and delivered at Closing the Amendment to Highlands Fiber Optic Construction and Maintenance Agreement.
(i)    Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement. The Association shall have executed, acknowledged and delivered at Closing the Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement.
4.3    No Financing Contingency. It is expressly understood and acknowledged by Purchaser that this Agreement and Purchaser’s obligations hereunder are not contingent or conditioned upon obtaining a commitment for or closing any financing and the failure of Purchaser to obtain or close any financing for any reason whatsoever, shall not be a failure of condition to Purchaser’s performance hereunder. In addition, Seller will have no obligation to or privity with any lender to Purchaser.
4.4    Failure or Waiver of Conditions Precedent. Without limiting the rights of the parties in Sections 12.1 and 12.2 below (as applicable), if any of the conditions set forth in Sections 4.1 or 4.2 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall terminate except those that expressly survive any termination. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions benefitting such party set forth in Sections 4.1 or 4.2 above. If this Agreement is terminated as a result of any condition set forth in Section 4.1, Escrow Agent shall promptly refund the Deposit to Purchaser. In any event, Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions and any liability on the part of Seller for breaches of representations and warranties of which Purchaser had knowledge as of the Closing.
4.5    Parcel 6 Roadway. Purchaser shall use commercially reasonable efforts to (1) convey or quitclaim to the Association on or prior to December 31, 2015, or as soon thereafter as is reasonably possible, the fee title to roadway parcel described on Exhibit U attached hereto (the “Parcel 6 Roadway”) in compliance with applicable platting laws, conditioned upon the receipt of the Association Consent, and (2) in connection with such conveyance or quitclaim of the Parcel 6 Roadway to the Association, enter into and cause to be recorded a written amendment between Purchaser and the Association pursuant to which the Highlands Fiber Optic Construction and Maintenance Easement is amended to include the Parcel 6 Roadway as part of the easement area covered thereby. The obligations set forth in this Section 4.5 shall survive the Closing and delivery of the Deed.
ARTICLE V

THE CLOSING
5.1    Date and Manner of Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) will occur through an escrow with Escrow Agent, no later than 4:00 P.M. New York time on August 13, 2015 (as such date may be extended pursuant to the express terms of this Agreement, the “Closing Date”), or such earlier or later date as is agreed by the parties. Notwithstanding the foregoing, either Seller or Purchaser shall have the right to extend the Closing Date in order to obtain the Required Tenant Estoppel Certificates, the Association Estoppel, the Association Consent, the MIG Consent, the Association’s counterpart to the Amendment to Highlands Fiber Optic Construction and Maintenance Agreement, the Association’s counterpart to the Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement and/or the Association’s counterpart to the TIAA/Association Conduit System Quitclaim Deed until the earlier to occur of (i) five (5) business days after all of the Required Tenant Estoppel Certificates, the Association Estoppel, the Association Consent, the MIG Consent, the Association’s counterpart to the Amendment to Highlands Fiber Optic Construction and Maintenance Agreement, the Association’s counterpart to the Assignment and Assumption of Highlands Fiber Optic Construction and Maintenance Agreement and the Association’s counterpart to the TIAA/Association Conduit System Quitclaim Deed have been delivered to Purchaser or (ii) thirty (30) days after the original Closing Date, by delivering written notice of such extension to the other party hereto prior to the original Closing Date.
5.2    Closing. On or prior to the Closing Date, Purchaser and Seller shall execute a settlement statement generated by Escrow Agent. Subject to satisfaction of the conditions to Closing set forth in Article IV, on the Closing Date, Escrow Agent will (i) not later than 4:00 P.M. New York time deliver the Purchase Price to Seller in the form of a wire transfer of immediately available funds, and (ii) release for recordation the Deed and such other documents as may be recorded.
5.3    Delay in Closing; Authority to Close. If Closing does not occur on or before the Closing Date, then unless on or before the Closing Date, Escrow Agent receives a written notice from both Purchaser and Seller to the contrary, Escrow Agent will deliver all monies and documents in accordance with the provisions of this Agreement.
ARTICLE VI
DUE DILIGENCE PERIOD
6.1    Review and Approval of Documents and Materials. During the Due Diligence Period (hereinafter defined), Seller has made copies of the documents (i) which pertain to the Property, (ii) are located at the Property or are in any property manager’s office and (iii) are non-proprietary and not privileged, available at the Property for review and copying by Purchaser at Purchaser’s sole cost and expense (the “Property Documents”). The Property Documents shall include:
(a)    Copies of the Leases and all amendments;
(b)    Copies of the Service Agreements;

(c)    Income and expense information for the current and prior calendar years pertaining to the operation of the Property;
(d)    A current rent roll for the Property; and
(e)    A copy of the most recent title information and survey, if any, in Seller’s possession.
6.2    Reliability of Information. The Property Documents and other information provided by Seller and/or its agents to Purchaser under the terms of this Agreement are for informational purposes only. Subject to Seller’s Representations (hereinafter defined), Purchaser (a) is not in any way entitled to rely upon the accuracy of the information within the Property Documents and other information provided by Seller and/or its agents and (b) Purchaser will rely exclusively on its own inspections and consultants with respect to all matters Purchaser deems relevant to its decision to acquire the Property. The provisions of this Section 6.2 shall survive the Closing and the delivery of the Deed.

6.3    Due Diligence Period. Purchaser has had a period of time commencing from the date of the Site Access and Indemnification Agreement (hereinafter defined) and expiring as of the Effective Date (the “Due Diligence Period”) to review the Property Documents and other materials pertaining to the Property and to conduct such studies, tests and inspections as it deems appropriate to analyze the feasibility of the acquisition and ownership of the Property and to determine, in Purchaser’s sole and absolute discretion, that the Property is suitable for acquisition by Purchaser. Purchaser has no right to terminate this Agreement pursuant to this Article VI.
6.4    SNDAs. Seller agrees to deliver to each tenant requested by Purchaser a Subordination Non-Disturbance and Attornment Agreement (“SNDA(s)”) in a form reasonably acceptable to Seller, with all information and exhibits in the form completed by Purchaser and then delivered to Seller for delivery to the tenants, and Seller’s obligations under this Agreement relating to SNDAs shall be deemed satisfied upon Seller’s delivery of the SNDAs to such tenants and request that the SNDAs be returned to Seller. In the event Seller fails, for any reason, to obtain and deliver to the Purchaser the SNDAs prior to the Closing, then Seller will not be deemed in default under this Agreement, and Purchaser shall remain obligated to close the transactions contemplated by this Agreement, it being agreed that Seller’s delivery to Purchaser of the SNDAs shall not be a condition precedent to Purchaser’s obligation to close the transactions contemplated by this Agreement or entitle Purchaser to terminate this Agreement or delay Closing in any manner.
6.5    License Estoppels. With respect to the Licenses, Seller agrees to deliver to such licensees party thereto as requested by Purchaser an estoppel certificate (“License Estoppel(s)”) in the form attached hereto as Exhibit AA, with all information and exhibits in the form completed by Purchaser and then delivered to Seller for delivery to such licensees, and Seller’s obligations under this Agreement relating to the License Estoppels shall be deemed satisfied upon Seller’s delivery of the License Estoppels to such licensees and request that the License Estoppels be returned to Seller. In the event Seller fails, for any reason, to obtain and deliver to the Purchaser the License Estoppels prior to the Closing, then Seller will not be deemed in default under this Agreement, and Purchaser shall remain obligated to close the transactions contemplated by this Agreement, it being agreed that Seller’s delivery to Purchaser of the License Estoppels shall not be a condition precedent to Purchaser’s obligation to close the transactions contemplated by this Agreement or entitle Purchaser to terminate this Agreement or delay Closing in any manner.
ARTICLE VII
INSPECTIONS
7.1    Inspections. An Affiliated Entity (as such term is defined in Section 15.7) previously executed and delivered to Seller a separate Site Access and Indemnification Agreement dated as of May 1, 2015 (the “Site Access and Indemnification Agreement”), an executed copy of which is attached hereto as Exhibit K and the provisions of which are incorporated by reference as if fully set forth herein and shall benefit Seller as “Owner” thereunder provided, however, that the provisions of Section 21 of the Site Access and Indemnification Agreement are not incorporated herein. The provisions of such Site Access and Indemnification Agreement are hereby extended through the Closing or other termination of this Agreement. In furtherance of the foregoing, if Purchaser’s Affiliated Entity executed and delivered the Site Access and Indemnification Agreement to Seller or an affiliate of Seller, Purchaser hereby agrees to be bound by the provisions thereof.
ARTICLE VIII
TITLE AND SURVEY
8.1    Title Documents. Purchaser has been furnished with a commitment for title insurance in the form attached hereto as Exhibit BB (as updated and revised prior to the Effective Date, the “Title Commitment”) for the Property from Chicago Title Insurance Company, 711 Third Avenue, New York, NY 10017, Attention: Matthew Bliwise (the “Title Company”).
8.2    Survey. Purchaser has ordered recertifications of the surveys provided by Seller to Purchaser (collectively, as updated and revised prior to the Effective Date, the “Surveys”).
8.3    Title Objections. Purchaser has had the opportunity to examine title to the Property and the Surveys and has had the opportunity to object to any exceptions to title disclosed on the Title Commitment and to any matters disclosed on the Surveys (“Exceptions”). Purchaser has approved the Title Commitment and the Surveys. Notwithstanding the foregoing, Seller agrees to cause to be removed at Closing any (i) mortgages or deeds of trust recorded against the Property created by, through or under Seller and (ii) other monetary liens created by, through or under Seller (but excluding liens related to work performed by or on behalf of tenants) (“Monetary Lien Removal Obligation”). The Exceptions and all other matters otherwise affecting title to the Property, except those matters Seller and/or Title Company has removed, or agreed to remove, will constitute the “Permitted Exceptions”.
8.4    Title Updates. If any supplemental title report or update issued subsequent to the date of the Title Commitment contains exceptions (“New Exceptions”) other than those in the Title Commitment, Purchaser will be entitled to object to the New Exceptions by delivery of a notice of objections to Seller on or before the date that is five (5) business days following Purchaser’s receipt of such supplement or update. If Purchaser fails to deliver to Seller a notice of objections on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. Seller will have not less than ten (10) business days from the receipt of Purchaser’s notice (and, if necessary, Seller may extend the Closing Date to provide for such ten (10) day period and for five (5) days following such period for Purchaser’s response), within which time Seller may, but is under no obligation to remove the objectionable New Exceptions. If, within the ten (10) day period, Seller or Title Company does not (or does not agree to) remove the objectionable New Exceptions, then Purchaser may terminate this Agreement upon notice to Seller no later than five (5) days following expiration of the (10) day cure period. If Purchaser terminates this Agreement, the Deposit will be promptly returned to Purchaser, and the parties shall be released from all further obligations under this Agreement (except those that expressly survive termination of this Agreement). If Purchaser fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Seller and/or Title Company has removed or agreed to remove) will be included as Permitted Exceptions.
8.5    Intentionally Omitted.
8.6    Intentionally Omitted.
8.7    Seller’s Failure to Remove. If Seller fails on or before Closing to remove any objectionable Exception or New Exception that Seller agreed in accordance with the terms of this Article to remove, then Purchaser may elect either to close with no adjustment to the Purchase Price or to exercise Purchaser’s remedies under Section 12.2.
ARTICLE IX
RISK OF LOSS
9.1    Casualty. If the Property is damaged or destroyed by fire or other casualty prior to the Closing then promptly after Seller becomes aware of the damage or destruction Seller will notify Purchaser thereof (the “Damage Notice”). If the cost of repair is less than two (2) percent of the Purchase Price, and repairs will, in Seller’s and Purchaser’s reasonable estimation, take less than six (6) months to effectuate, Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction; provided, however, that Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from such casualty damage and credit to Purchaser any applicable deductible amounts under the insurance policies pursuant to which the insurance proceeds are paid or assigned and any uninsured loss. If the cost of repair is equal to or greater than two (2) percent of the Purchase Price, or if repair will, in Seller’s and Purchaser’s reasonable estimation, take six (6) months or longer to effectuate, Seller or Purchaser may elect to terminate this Agreement by delivering written notice to the other within ten (10) days after the date of the Damage Notice (and Closing will be extended as needed to provide for such 10-day period), in which event the Deposit will be refunded. If neither party terminates this Agreement within the 10-day period, Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the damage or destruction and Seller will pay or assign to Purchaser at Closing all insurance proceeds, if any, resulting from the casualty and credit to Purchaser any applicable deductible amounts under the insurance policies pursuant to which the insurance proceeds are paid or assigned.
9.2    Condemnation. If, prior to the Closing, a condemnation or eminent domain proceeding (“Taking”) is commenced against the Property, Seller will give Purchaser notice within ten (10) days after Seller receives notice that the proceeding has commenced.
(a)    If the Taking is a Material Taking (as hereinafter defined), Purchaser may, by written notice to Seller (“Taking Notice”) elect to terminate this Agreement, which Taking Notice shall be sent no later than thirty (30) days after receipt of Seller’s notice, time being of the essence, or such sooner period of time if the Closing is less than thirty (30) days after receipt of Seller’s notice. For purposes of this Agreement, a “Material Taking” shall be a Taking which: (i) causes a material reduction in size of the Property or materially interferes with the planned use and operation of the Property; or (ii) materially affects the ingress and egress to or from the Property;
(b)    If the Taking is not a Material Taking or if it is a Material Taking and Purchaser does not give Seller a Taking Notice in accordance with Section 9.2(a), Purchaser will complete the transaction contemplated hereby without abatement or reduction in the Purchase Price, and Seller shall assign to Purchaser all rights, if any, to receive the award payable as a result of such proceeding.
ARTICLE X
OPERATION OF THE PROPERTY
10.1    Operations. From the Effective Date through the Closing Date, Seller will continue to operate and maintain the Property substantially consistent with its standards of operation and maintenance prevailing immediately prior to the Effective Date.
10.2    Tenant Defaults. It is agreed that no representations have been made and no responsibility is assumed by Seller with respect to the continued occupancy of the Property or any part thereof by any tenant or tenants or subtenant or subtenants now or hereafter in possession. Commencing on the Effective Date, Seller will not institute any proceedings against a tenant without Purchaser’s prior approval which approval shall not be unreasonably withheld, conditioned or delayed, except that Seller may institute a proceeding for delinquent rent without Purchaser’s consent, provided it is brought within six (6) months of the Closing Date and does not seek eviction of tenant. Purchaser will be deemed to have approved commencement of proceedings if Purchaser fails to respond within three (3) business days after Purchaser receives written notice of Seller’s intent to commence proceedings.
10.3    Service Agreements/Leases. From the Effective Date through the Closing, Seller will not (a) enter into new service agreements or amend existing Service Agreements (collectively, “New Service Agreements”) with respect to the Property, or (b) enter into new leases or amend existing Leases (collectively, “New Leases”) with respect to the Property (including agreements to make leasehold improvements and pay leasing commissions) without first obtaining Purchaser’s consent, which consent may be withheld in Purchaser’s sole discretion unless the agreement is a

New Service Agreement for usual and customary property management matters that may be terminated upon thirty (30) or fewer days’ notice. Purchaser will be deemed to have consented to any proposed New Service Agreement or New Lease unless Seller receives written notice from Purchaser, specifically setting forth the areas of objection within three (3) business days following receipt by Purchaser of the proposed New Service Agreement or New Lease. Notwithstanding the foregoing provisions of this Section, Purchaser hereby approves Seller’s execution of the proposed second amendment to lease agreement between Seller and Patterson Dental Supply, Inc. upon the terms previously provided by Seller to Purchaser (the “Patterson Dental Lease Amendment”).
10.4    Intentionally Omitted.
10.5    Purchaser Assumes Costs. Upon Closing, Purchaser will assume all liability for, and shall thereafter pay, all amounts (including tenant concessions and tenant improvement costs and leasing commissions or fees): (i) due under or in connection with, any New Service Agreement or New Lease (including, without limitation, the Patterson Dental Lease Amendment); (ii) that become payable on or after the Closing Date in connection with any existing Lease or Service Agreement (notwithstanding the fact that such amounts may have been ascertainable prior to the Closing Date). Except as set forth on Schedule 10.6, Purchaser will not receive a credit for any free rent under any Leases or New Leases. Purchaser shall receive a credit against the Purchase Price at Closing (i) for the tenant concessions and tenant improvement costs and leasing commissions or fees described on Schedule 10.5 attached hereto with respect to the primary term of the applicable Lease to the extent unpaid as of the Closing Date, and (ii) for the free rent described on Schedule 10.6 applicable to the portion of the term under such Leases occurring from and after the Closing Date. Purchaser shall assume all costs relating to the transfer of any Government Leases in accordance with Exhibit M attached hereto.). In the event a separate Federal Government Lease Rider was not contemporaneously executed by Purchaser and Seller, the provisions of the form of the Federal Government Lease Rider attached hereto as Exhibit M are incorporated herein by reference as if fully set forth herein and shall burden and benefit Seller as “Transferor” thereunder and Purchaser as “Transferee thereunder. Purchaser’s obligations under this Section 10.5 shall survive Closing and the delivery of the Deed.
ARTICLE XI
CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS
11.1    General. Seller shall pay its (i) legal fees, (ii) the cost of recording any instruments required to discharge any liens or encumbrances against the Property required to be discharged by Seller at Closing, (iii) expenses Seller might incur in connection with its election to remove objections to title, (iv) the Washington Real Estate Excise tax upon the transfer of the Land and Improvements, (v) the basic premium of the Title Policy, (vi) one-half of any escrow fee charged by the Title Company, (vii) one-half of the cost of the surveys of the Property from Millman Land Surveys, Inc. delivered by Seller to Purchaser (“Millman Surveys”), and (vii) any apportionment to be made pursuant to this Article XI. Purchaser shall pay (i) its legal fees, (ii) the cost of any extended coverage and endorsements to the Title Policy desired by Purchaser, (iii) one-half of the cost of the Millman Surveys, (iv) one-half of any escrow fee charged by the Title Company, (iv) the use tax on the transfer of the Personal Property to Purchaser, and (v) any apportionment to be made pursuant to this Article XI. Purchaser understands, acknowledges and agrees that the Purchase Price is absolutely net to Seller except as provided in this Section 11.1.
11.2    Prorations. The following are to be apportioned between Purchaser and Seller as of 12:01 a.m. on the Closing Date (provided, however, that in the event that any of the Leases or subleases, if any, covering all or part of the Property provide that the tenants or subtenants thereunder are responsible for direct payment of any of the expenses, such expenses shall not be apportioned as between Seller and Purchaser):
(a)    Property taxes in accordance with the practice prevailing in the city, county and state where the Property are located;
(b)    Rents if, as and when collected, including base rents, escalations, additional rent and percentage rent (“Rents”) as further described below;
(c)    Water, sewer, gas, electric, vault and fuel charges, if any;

(d)    Operating expenses for the Property including sums due or already paid pursuant to any Service Agreements;
(e)    Amounts paid pursuant to all transferable licenses and permits, on the basis of the fiscal year for which levied; and
(f)    Assessments but only for the annual installment for the fiscal year in which the Closing occurs.
11.3    Rents. (a) Purchaser will receive a credit for all prepaid Rents, if any, paid by any tenants. Rents under the Leases will be adjusted and pro rated on an “if as and when collected” basis. If, on the Closing Date, there are any unpaid rents for the month of Closing or past due Rents owed by any tenant for any prior period, Rents collected by Purchaser after the Closing Date from such tenants will be applied first, to amounts due Purchaser for periods following the month in which the Closing occurred, second, to the month of Closing; third, to amounts due Seller for the month prior to Closing; and fourth, to amounts due Seller for periods prior to the month before the Closing occurred. The party receiving such amount shall pay to the other party the portion to which it is entitled, within ten (10) days of its receipt of same.
(a)    Supplementing subsection (a) above, additional or escalation rent based upon: (x) a percentage of sales or (y) tenant’s share of real estate taxes, operating expenses, labor costs, costs of living indices or porter’s wages (collectively, “Overage Rent”) shall be adjusted and pro rated on an if, as and when collected basis. The following shall apply to the extent Overage Rent is billed on the basis of Landlord’s estimates or an annual budget, which is subject to subsequent reconciliation and readjustment with each such tenant at the end of the applicable year:
(i)    At least two (2) business days prior to the Closing Date, Seller shall provide Purchaser with a reconciliation statement for calendar year 2015 through the end of the calendar month preceding the Closing Date, with all necessary supporting documentation, as to the Overage Rent paid by the tenants for calendar year 2015. Such reconciliation statement shall indicate any difference between the Overage Rent paid by the tenants (based on Seller’s annual 2015 budget for real estate taxes and operating expenses) and the amount that should have been paid by the tenants through the Closing Date (based on the actual expenses covering such time period);
(ii)    If the Seller has collected more on account of such Overage Rent than such actual amount for such time period (with it being acknowledged that such calculation shall be made only with respect to actually collected Overage Rent sums for such time period, and not any such sums that may be so receivable from tenants), then the amount of such difference shall be credited to Purchaser at the Closing;
(iii)    If Seller has collected less from the tenants for Overage Rents than the actual amounts for such time period, then the amount of such under-collected rents shall be credited to Seller at Closing;
(iv)    Any Seller proposed prorations relating to Overage Rent shall be subject to Purchaser’s review and reasonable approval. Upon written request of either party to the other delivered on or before March 31, 2016, Overage Rent shall be reprorated as of Closing.
(b)    The provisions of this Section 11.3 shall survive the Closing and the delivery of the Deed until March 31, 2016.
11.4    Costs Incurred Under New Leases. At Closing, Seller shall receive a credit from Purchaser in the aggregate amount of all amounts (including tenant concessions and tenant improvement costs, landlord work costs, and leasing commissions and fees) incurred by Seller prior to Closing under or in connection with any New Leases (including, without limitation, the Patterson Dental Lease Amendment) and with respect to the Leases described on Schedule 10.5 with the notation “Buyer to credit Seller”.
11.5    Security Deposits. All security deposits made by any of the tenants of the Property now held by Seller, as shown on Exhibit B-1, or received by Seller prior to Closing, will be turned over or credited to Purchaser at the Closing. If Seller is holding any Security Deposits in the form of letters of credit, Purchaser will not receive a credit for such Security Deposits. Purchaser will indemnify and hold Seller harmless and free from any liability with respect to security deposits turned over or credited to Purchaser and such hold harmless will include any security deposits in the form of letters of credit which are transferred or re-issued in the name of Purchaser. Seller shall reasonably cooperate with Purchaser to cause Security Deposits that are in the form of a letter of credit or other instrument to be transferred or re-issued in the name of Purchaser, and, until such transfer or re-issuance, Seller shall, as Purchaser’s agent and at its request, draw on any letter of credit in accordance with the applicable Lease and deliver the proceeds to Purchaser. : Further, if as of the Closing Seller is holding any letter of credit which was issued to Seller as security for a tenant’s obligations under any its Lease, Seller agrees to execute a reasonable transfer request form provided by the issuer to assign the beneficial interest in such letter of credit to Purchaser and to deliver such transfer form and the original letter of credit to Purchaser at Closing; provided that Purchaser is responsible for the payment of any required transfer fee which is not the responsibility of the applicant. In the event Purchaser makes such a request, and Seller effects a draw on the letter of credit and delivers the applicable proceeds to Purchaser, Purchaser agrees to indemnify, defend, and hold Seller harmless from any claims arising therefrom, including any assertion by a tenant that such draw was wrongful or a breach of the applicable lease, which indemnification shall be inclusive of reasonable attorney’s fees. Any out-of-pocket expense incurred by Seller in such cooperation shall be promptly reimbursed by Purchaser. The indemnity provided by Purchaser to Seller pursuant to this Section 11.5 shall survive the Closing and the delivery of the Deed.
11.6    Parcel 6 Roadway Credit. Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $8,500 for the costs of conveyance of the Parcel 6 Roadway after Closing to the Association.
11.7    Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under this Article, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment will be due within ten (10) business days of notice. Purchaser and Seller agree to cooperate and to use commercially reasonable efforts to complete such adjustments not more than sixty (60) days after Closing. In addition, if any obvious error in either the calculations or amount of final figures used in a closing adjustment is discovered within sixty (60) days after Closing, Purchaser and Seller agree to correct such error promptly upon notice from the other party and to use commercially reasonable efforts to complete such adjustment within such sixty (60) day period after Closing. This Section 11.7 shall survive the Closing and the delivery of the Deed for a period of six (6) months from the Closing Date.
11.8    Actual Number of Days. All prorations and/or adjustments provided for in this Agreement will be made based on the actual number of days in the month of Closing, unless specifically stated otherwise.
ARTICLE XII
DEFAULT
12.1    Default by Purchaser. IF PURCHASER DEFAULTS UNDER THIS AGREEMENT, SELLER WILL BE ENTITLED, AS ITS SOLE REMEDY, TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT. IT IS AGREED BETWEEN SELLER AND PURCHASER THAT THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF SUCH BREACH ARE IMPRACTICAL TO ASCERTAIN, AND THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE THEREOF. NOTWITHSTANDING THE FOREGOING, SELLER SHALL RETAIN ALL ITS RIGHTS PURSUANT TO THIS AGREEMENT, AT LAW, AND/OR IN EQUITY, AND NOTHING CONTAINED IN THIS SECTION 12.1, WILL LIMIT THE LIABILITY OF PURCHASER UNDER (I) ANY INDEMNITY PROVIDED BY PURCHASER UNDER THIS AGREEMENT; (II) ANY OF THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED TO SELLER PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, OR (III) ANY ACTIONS COMMENCED AFTER CLOSING WITH RESPECT TO ANY OBLIGATION OR REPRESENTATION OF EITHER SELLER OR PURCHASER, WHICH BY THE TERMS OF THIS AGREEMENT SURVIVES CLOSING, INCLUDING BUT NOT LIMITED TO, PROVISIONS REGARDING CONFIDENTIALITY AND PAYMENT OF BROKERAGE FEES..
12.2    Default by Seller. In the event of any default by Seller in the terms of this Agreement (provided that a failure to close as a result of Seller not receiving internal authorization to consummate the transaction as required by Section 15.15 of this Agreement will not constitute a default hereunder), Purchaser’s sole remedies will be either to: (i) terminate this Agreement and receive a refund of the Deposit; and if Seller’s default is a result of the willful misconduct of Seller, an amount not to exceed $150,000 for Purchaser’s third-party, out-of-pocket transaction costs after submission to Seller by Purchaser of invoices supporting such costs, in full consideration of any claims Purchaser may have against the Seller; or (ii) to commence within sixty (60) days of the date the Closing was to have occurred and diligently prosecute an action in the nature of specific performance. If an action in the nature of specific performance is not an available remedy or if Purchaser elects to commence such action and is unsuccessful, then the Deposit will be returned to Purchaser and the parties released from their obligations under this Agreement (except those that expressly survive termination of this Agreement). Under no circumstances will Purchaser have available to it an action at law or otherwise for damages, except as expressly set forth in this Agreement.
12.3    Notice of Default. Notwithstanding anything to the contrary in this Article XII, except for a party’s failure to close on the Closing Date in breach of this Agreement, neither party shall have the right to declare a default by the other party and terminate this Agreement pursuant to this Article XII because of a failure by such other party to perform under or otherwise comply with the terms of this Agreement unless the other party shall fail to cure such failure to perform or comply within five (5) business days after its receipt of written notice of such failure to perform or comply.
ARTICLE XIII
REPRESENTATIONS AND WARRANTIES
13.1    Seller’s Representations. Seller represents and warrants to Purchaser the following (collectively, “Seller’s Representations”) as of the Effective Date and as of the Closing Date, provided, however, that Purchaser’s remedies in the instance that any of Seller’s Representations are known to be untrue as of the Closing Date, are limited to those set forth in Article XII:
(a)    Seller is duly organized, validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Agreement; and, subject to internal authorization as set forth in Section 15.15, has or at the Closing will have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate or equivalent entity actions required for the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement.
(b)    Subject to Section 15.15, Seller has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder, and to Seller’s knowledge, no other authorization or approvals, whether of governmental bodies or otherwise, will be necessary in order to enable Seller to enter into or comply with the terms of this Agreement.
(c)    Subject to Section 15.15, this Agreement and the other documents to be executed by Seller hereunder, upon execution and delivery thereof by Seller, will have been duly entered into by Seller, and will constitute legal, valid and binding obligations of Seller. To Seller’s knowledge, neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement or instrument to which Seller is a party or by which it is bound.
(d)    Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(e)    To Seller’s knowledge, the Leases provided to Purchaser by Seller are true, correct and complete copies of the Leases between Seller and the tenants, including any and all amendments, renewals and extensions thereof. The Schedule of Existing Tenants attached hereto as Exhibit B was prepared for Seller by Seller’s third party manager of the Property, and to Seller’s knowledge, is true and correct in all material respects and lists all Leases as of the Effective Date, and is the schedule of Leases maintained by Seller and relied on by Seller for internal administration purposes.
(f)    To Seller’s knowledge, Seller has received no written notice from any governmental body or agency of any violation or alleged violation of any zoning ordinance, land use law or building code with respect to the Property, which violation or alleged violation has not been corrected.
(g)    To Seller’s knowledge, Seller has received no written notice from any governmental body or agency of any pending or threatened condemnation proceeding against the Property or any formal notice of condemnation with respect to the Property.
(h)    To Seller’s knowledge, Seller has received no written notice from any governmental body or agency of any violation or alleged violation of any applicable law with respect to Hazardous Materials on the Property.
(i)    Seller (which for this purpose includes its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(j)    To Seller’s knowledge, no pending or threatened litigation involving the Property or Seller exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Seller’s obligations or covenants to Purchaser pursuant to this Agreement.
(k)    To Seller’s knowledge, the Service Agreements provided to Purchaser by Seller are true, correct and complete copies of the Service Agreements relevant to the Property, including any and all amendments, renewals and extensions thereof.
(l)    There are no employees who are employed by Seller or any property manager engaged by Seller in the operation, management or maintenance of the Property whose employment will continue after Closing. On and after the Closing, there will be no obligations concerning any pre-Closing employees of Seller, nor will there be any property management agreement which will be binding on Purchaser or the Property.
(m)    The rent roll provided by Seller to Purchaser as part of the Property Documents is the rent roll used by Seller for its own property management purposes in connection with the Property.
(n)    Except as set forth on Schedules 10.5, 10.6 and 10.7 and with respect to the Patterson Dental Lease Amendment, there are no unpaid leasing commissions, tenant improvement costs or free rent for which Seller is responsible as landlord under the primary term of any Leases as of the Effective Date (excluding any renewals, extensions or expansions under Leases exercised after the Effective Date).
13.2    Definition of Seller’s Knowledge. Any representation and/or warranty made “to Seller’s knowledge” will not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term Seller’s “knowledge” means the actual knowledge of the Designated Representative of Seller and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of the Seller, or any affiliate of the Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term “Designated Representative of Seller” refers to Keith Awad, Senior Director of Seller, who is the person responsible for overseeing the management and operation of the Property.
13.3    Purchaser’s Representations, Warranties. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:
(a)    Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)    Purchaser, acting through any of its duly empowered and authorized officers or members, has all necessary entity power and authority to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent not obtained of any of Purchaser’s partners, directors, officers or members is required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Agreement.
(c)    No pending or, to the knowledge of Purchaser, threatened litigation involving Purchaser exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.
(d)    Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller, including Broker (as defined below), in connection with this Agreement and the acquisition of the Property.
(e)    Purchaser (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/offices/enforcement/ofac/sdn/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any portion of the Purchase Price, including the Deposit.
(f)    (i) Purchaser is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; and (ii) the assets of Purchaser do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; and (iii)(a) Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser do not constitute plan assets of one or more such plans; or (b) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.
13.4    Survival. The representations and warranties made by Purchaser in Section 13.3 (other than those made in Sections 13.3(e) and (f) which are meant to and shall survive indefinitely) shall survive the Closing and delivery of the Deed for a period of nine (9) months. The representations and warranties made by Seller in Section 13.1 shall survive for the time period(s) set forth in Section 15.23.
ARTICLE XIV
ESCROW PROVISIONS
14.1    Escrow Provisions. The Deposit and any other sums (including without limitation, any interest earned thereon) which the parties agree shall be held in escrow (collectively “Escrow Funds”), shall be held by Escrow Agent, in trust and disposed of only in accordance with the following provisions:

(a)    Escrow Agent hereby agrees to hold, administer, and disburse the Escrow Funds pursuant to this Agreement. Escrow Agent shall invest such Escrow Funds in a segregated, interest-bearing money market account at Citibank, N.A., as provided in Section 3.2. In the event any interest or other income shall be earned on such Escrow Funds, such interest or other income shall become a part of the Escrow Funds and will be the property of the party entitled to the Deposit pursuant to this Agreement. Purchaser’s and Seller’s Federal Identification Numbers are set forth below.
(b)    At such time as Escrow Agent receives written notice from either Purchaser or Seller, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Purchaser or Seller but not both, Escrow Agent shall (i) promptly notify the other party (either Purchaser or Seller as the case may be) that Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of such Escrow Funds for a period of ten (10) days after receipt of such notice of disbursement and if Escrow Agent receives written notice from either Purchaser or Seller within said ten (10) day period which notice countermands the earlier notice of disbursement, then Escrow Agent shall withhold such disbursement until both Purchaser and Seller can agree upon a disbursement of such Escrow Funds. Purchaser and Seller hereby agree to send to the other, pursuant to Section 15.6 below, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.
(c)    In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.
(d)    Notwithstanding the provisions of Section 14.1 (b), in the event of a dispute between Purchaser and Seller sufficient, in the sole discretion of Escrow Agent to justify its doing so or in the event that Escrow Agent has not disbursed the Escrow Funds on or before ten (10) days after the Closing Date, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in a federal or state court in New York County, New York or, if is such courts do not have jurisdiction as to the parties or matters involved then such court as Escrow Agent shall determine to have jurisdiction thereof.

(e)    Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received the Deposit and shall hold the Escrow Funds in escrow, and shall disburse the Escrow Funds pursuant to the provisions of this Article XIV.
ARTICLE XV
GENERAL PROVISIONS
15.1    No Agreement Lien. In no event will Purchaser have a lien against the Property by reason of any deposits made under this Agreement or expenses incurred in connection therewith and Purchaser waives any right that it might have to so lien the Property.
15.2    Confidentiality. Either Purchaser or an Affiliated Entity (as such term is defined in Section 15.7) may have previously executed and delivered a separate Confidentiality Agreement to Seller or an affiliate of Seller, a form or the original executed copy of which is attached hereto as Exhibit J. and the provisions of the Confidentiality Agreement attached hereto as Exhibit J (whether as a form or an executed copy) are incorporated by reference as if fully set forth herein and shall benefit Seller as “Company” thereunder. The terms of such Confidentiality Agreement, whether executed as a separate document or incorporated as part of this Agreement by reference to the form attached as Exhibit J are hereby extended through the Closing or other termination of this Agreement. In furtherance of the foregoing, if Purchaser’s Affiliated Entity executed and delivered the Confidentiality Agreement to Seller or an affiliate of Seller, Purchaser hereby agrees to be bound by the terms and provisions thereof. In addition to the foregoing, the parties agree that no press release may be issued by Seller or Purchaser disclosing the price or the terms of the sale or the identity of the party not making the disclosure without the mutual consent of the parties. Notwithstanding anything to the contrary contained in this Section 15.2 and/or the Confidentiality Agreement, nothing in this Section 15.2 and/or the Confidentiality Agreement shall prohibit Purchaser (and/or any affiliate of Purchaser or any direct or indirect member or owner of Purchaser, including Northstar Realty Finance Corp. and/or NorthStar Asset Management Group, Inc.) from complying with applicable legal or regulatory requirements (including the requirements of the United States Securities and Exchange Commission, the United States Internal Revenue Service, or any stock exchange) and making any disclosures in connection with any filings in respect thereof.
15.3    Headings. The captions and headings herein are for convenience and reference only and in no way define, describe or limit the scope, content or intent of this Agreement or in any way affect its provisions.
15.4    Brokers. Seller and Purchaser agree that CBRE (“Broker”) was the only broker with whom the parties negotiated in connection with the sale and purchase of the Property. Seller is obligated to pay any and all brokerage commissions payable to the Broker, in accordance with a separate agreement between it and the Broker. Seller agrees to indemnify and hold Purchaser harmless from the claims of any other party claiming a commission due it by reason of an agreement with Seller. Purchaser agrees to indemnify and hold Seller harmless from the claims of any other party claiming a commission due it by reason of an agreement with Purchaser. The provisions of this Section will survive the Closing and the delivery of the Deed or termination of this Agreement.
15.5    Modifications. This Agreement may not be modified in any respect except by an instrument in writing and duly signed by the parties hereto. The parties agree that this Agreement contains all of the terms and conditions of the understanding between the parties hereto and that there are no oral understandings whatsoever between them.
15.6    Notices. All notices, consents, approvals, acceptances, demands, waivers and other communications (“Notice”) required or permitted hereunder must be in writing and must be sent by (i) personal delivery, (ii) certified mail, return receipt requested, (iii) for next day delivery by nationally recognized overnight delivery service that provides evidence of the date of delivery, or (iv) electronic mail, in any case with all charges prepaid, addressed to the appropriate party at its address listed below.

To Seller:	Teachers Insurance and Annuity Association of America
730 Third Avenue - 4th Floor
New York, NY 10017
Attention: Lynette M. Pineda
Email: lpineda@tiaa-cref.org

With copies to:	William M. Miller, Esq.
Teachers Insurance and Annuity Association of America
4675 MacArthur Court, Suite 1100
Newport Beach, CA 92660
Email: william.miller@tiaa-cref.org

and

Munsch Hardt Kopf & Harr, P.C.
700 Milam Street, Suite 2700
Houston, TX 77002
Attention: Mark S. Biskamp, Esq.
Email: mbiskamp@munsch.com

To Purchaser:	SteelWave Bothell Office Owner (WA), LLC
c/o SteelWave, LLC
4000 East Third Avenue, Suite 500
Foster City, CA 94404-4805
Attn: Robert F. Phipps
Email: phipps@steelwave.com

With a copy to:	SteelWave Bothell Office Owner (WA), LLC
c/o SteelWave, LLC

1660 Wynkoop Street, Suite 1120
Denver, CO 80202
Attn: Peter Llorente
Email: pllorente@steelwave.com

and

SteelWave Bothell Office Owner (WA), LLC
399 Park Avenue, 18th Floor
New York, NY 10022
Attn: Aaron Davis
Email: davis@nrfc.com

and

Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street, 43rd Floor
Los Angeles, CA 90071
Attention: Pamela L. Westhoff, Esq.
Email: pwesthoff@sheppardmullin.com

To Escrow Agent:	Chicago Title Insurance Company
711 Third Avenue
New York, NY 10017
Attention: Matthew Bliwise
Email: bliwisem@ctt.com

All Notices given in accordance with this Section will be deemed to have been received three (3) business days after having been deposited in any mail depository regularly maintained by the United States Postal Service, if sent by certified mail, on the date delivered if by personal delivery or electronic mail or one (1) business day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery, or on the date delivery is refused, as indicated on the return receipt or the delivery records of the delivery service, as applicable. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.
15.7    Assignment. Purchaser will not assign this Agreement or its rights hereunder without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion, and any attempted assignment or transfer without Seller’s consent will be null and void ab initio and of no effect. The foregoing notwithstanding, provided that Purchaser is in compliance with the conditions hereinafter set forth, Purchaser shall have the right to assign this Agreement, without Seller’s consent, provided (a) the assignment is effective on or before the Closing Date, (b) the assignment is to one Affiliated Entity (as defined below) created by Purchaser for the purpose of purchasing the Property,(c) the assignment is on the form attached hereto as Exhibit O and includes all of Purchaser’s right, title and interest in and to the Deposit, and provides for the assumption, for the benefit of Seller as a third-party beneficiary, of all of Purchaser’s obligations under this Agreement, (d) that such assignee has assumed any and all obligations and liabilities of Purchaser under this Agreement, but, notwithstanding such assumption, Purchaser shall continue to be liable hereunder, and (e) Purchaser provides Seller, at least five (5) business days’ prior to Closing, with written notice of such assignment and executed counterparts of all documents evidencing or otherwise executed in connection with such assignment. An “Affiliated Entity” shall mean (i) an entity controlling, controlled by or under common control with, in each case directly or indirectly, the Purchaser named herein, NorthStar Asset Management Group Inc., NorthStar Real Estate Income II, Inc. and/or Northstar Realty Finance Corp., or (ii) any joint venture or partnership entered into by the Purchaser named herein (or an affiliate of the Purchaser named herein) for purposes of acquiring the Property, provided that an entity controlling, controlled by or under common control with, in each case directly or indirectly, the Purchaser is, directly or indirectly, the general partner, manager, or managing member of such joint venture or partnership and, directly or indirectly, controls such general partner or joint venture subject to customary major decision approval rights of any non-managing member or limited partner. Notwithstanding the foregoing, for all purposes of this Agreement, Steelwave Acquisitions, LLC shall be deemed to be an Affiliated Entity. Any assignment which fails to meet the criteria of this Section 15.7 or to which Seller has not otherwise consented shall be void and of no force or effect. Purchaser shall deliver to Seller prior to Closing, and as a condition to the effectiveness of any such assignment, such supporting evidence of the foregoing as is reasonably required by Seller.
15.8    Further Assurances. Purchaser and Seller hereby agree to complete, execute and deliver to the appropriate governmental authorities any returns, affidavits or other instruments that may be required with respect to any transfer, gains, sales, stamps and similar taxes, if any, arising out of this transaction.
15.9    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.
15.10    Offer Only. This Agreement will not constitute a binding agreement by and between the parties hereto until such time as this Agreement has been duly executed and delivered by each and the Deposit is deposited with the Escrow Agent in accordance with this Agreement.
15.11    Counterparts. This Agreement may be executed in counterparts, each of which, when taken together shall constitute fully executed originals.
15.12    E-mail or PDF Signatures. Signatures to this Agreement, the Site Access and Indemnification Agreement and the Confidentiality Agreement transmitted by e-mail, PDF or other electronic imaging shall be valid and effective to bind the party so signing. A copy of the electronic mail or PDF shall also be sent to the intended addressee by one of the means described in clauses (i) through (iii) of Section 15.6, in any case with all charges prepaid, addressed to the appropriate party at its address provided herein.

15.13    Severability. If any portion of this Agreement becomes or is held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by law.
15.14    No Waiver. No waiver by Purchaser or Seller of a breach of any of the terms, covenants or conditions of this Agreement by the other party will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Purchaser or Seller under this Agreement will be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Purchaser or Seller to or of any act by the other party requiring the consent or approval of the first party will not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts by the other party.
15.15    Seller’s Internal Corporate Approval. Seller has not received internal corporate authority for the consummation of the transaction contemplated by this Agreement, and Seller does not give Purchaser any assurances or make any representations with respect to whether or not such approval will be obtained. Seller’s obligation to consummate the transaction contemplated by this Agreement is subject to receipt of internal corporate authority. If Seller does not receive internal corporate authority on or before ten (10) business days after the Effective Date, the Deposit shall be promptly returned to Purchaser, Seller shall reimburse Purchaser for Purchaser’s third-party, out-of-pocket transaction costs not to exceed $150,000, after submission to Seller by Purchaser of invoices supporting such costs, and Seller and Purchaser shall be released from all further obligations to each other under this Agreement (with the exception of those obligations which expressly survive termination).
15.16    Limitation of Liability. If Purchaser becomes aware after Closing of any breach and/or violation of any of Seller’s representations and/or warranties set forth herein or of any other matter for which Seller would or could become liable to Purchaser, whether hereunder or under any Closing document, and Purchaser timely commences any action(s) to enforce any alleged breach and/or violation of any of the representations and/or warranties of Seller as set forth in this Agreement or to enforce any other claims for liability against Seller, and, notwithstanding any provision to the contrary contained herein or in any document executed by Seller pursuant hereto or in connection herewith, in no event shall Seller be liable for any special, consequential, speculative, punitive or similar damages, nor shall Seller’s liability in any such event or events exceed in the aggregate $2,540,000.00 (“Seller’s Maximum Liability”) and no claim by Purchaser may be made and Seller shall not be liable for any judgment in any action based upon any such claim unless and until Purchaser’s claims are for an aggregate amount in excess of $50,000.00, in which event Seller’s liability respecting any final judgment concurring such claim(s) shall be for the entire amount thereof, subject to Seller’s Maximum Liability. The amount of Seller’s Maximum Liability shall be inclusive of attorneys’ fees, and ancillary court and experts’ costs and fees. The provisions of this Section 15.16 will survive the Closing and the delivery of the Deed.
15.17    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY

IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.18    Successors and Assigns. Subject to the limitations set forth elsewhere in this Agreement, each and all of the covenants and conditions of this Agreement will inure to the benefit of and will be binding upon the successors-in-interest, assigns, and representatives of the parties hereto. As used in the foregoing, “successors” refers to the successors to all or substantially all of the assets of parties hereto and to their successors by merger or consolidation.
15.19    No Partnership or Joint Venture. Seller or Purchaser will not, by virtue of this Agreement, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venturer. In addition, by virtue of this Agreement there shall not be deemed to have occurred a merger of any joint enterprise between Purchaser and Seller.
15.20    No Recordation. Except in connection with Purchaser’s filing of a suit for specific performance on or after the Closing Date resulting from a Seller default under this Agreement, Seller and Purchaser each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Purchaser further agrees (a) not to file any notice of pendency, lis pendens or other instrument (other than a judgment) against the Property or any portion thereof, and (b) to be responsible for and to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Purchaser of any such notice of pendency, lis pendens or other instrument. The provisions of this Section15.20 shall survive any termination of this Agreement.
15.21    Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:
(a)    Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.
(b)    Seller and Purchaser shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.
(c)    Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is as set forth opposite Seller’s signature to this Agreement.
(d)    Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.
The provisions of this Section 15.21 will survive the Closing and the delivery of the Deed.
15.22    Section 1031 Exchanges. Purchaser and Seller agree that, at either Purchaser’s or Seller’s sole election, this transaction may be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so by written notice to the other party at least five (5) business days prior to the Closing Date. If either so elects, the other shall reasonably cooperate, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Purchaser and Seller and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claim, damages, expenses (including reasonable attorneys’ fees, expenses and disbursements), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. In no event shall any party be required to take record title to any property other than the Property in connection with such transaction.
15.23    Survival. (a) Seller’s covenants, agreements, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement (except for those set forth in Sections 13.1(d), 13.1(i), 15.16, 15.21 and this Section 15.23 which are meant to and shall survive indefinitely) shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending nine (9) months after the Closing Date or, if another period of time is specified, such other period of time (as applicable, the “Survival Period”). It is expressly agreed that any action, suit or proceeding with respect to the truth, accuracy or completeness of all representations and warranties in this Agreement or the breach of any covenant or agreement in this Agreement or in any closing document, shall be commenced, if at all, on or before the end of the Survival Period and, if not commenced on or before such date, thereafter will be void and of no force or effect. Purchaser shall provide written notice to Seller prior to the expiration of the Survival Period of any alleged breach of such covenants, indemnities, warranties or representations and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable period of time so long as a cure has been commenced and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole remedy shall be an action at law for actual damages as a consequences thereof, which must be commenced, if at all, within the Survival Period; provided, however, that if within the Survival Period Purchaser gives Seller written notice of such a breach and Seller notifies Purchaser of Seller’s commencement of a cure, commences to cure and thereafter terminates such cure effort, Purchaser shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure. The Survival Period referred to herein shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver(s) and release(s) set forth in Sections 1.6, and 1.7 shall apply fully to liabilities under such covenants, indemnities, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Section 15.23 does not apply to Seller’s liability with respect to prorations and adjustments under Article XI.
(b)    Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters which make any Seller’s representations and warranties untrue in any material respect or in the event that Purchaser otherwise becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that such untruth is not the result of Seller’s breach of any express covenant set forth in this Agreement, which breach shall be governed by Section 12.2), but Purchaser shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the expiration of the Due Diligence Period, to terminate this Agreement.
(c)    The provisions of this Section 15.23 will survive the Closing and the delivery of the Deed and/or termination of this Agreement.
15.24    Calculation of Time Periods. Unless otherwise specified in this Agreement, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run until the next day which is a business day.
15.25    Portfolio Purchase. It is the intent of Seller and Purchaser that the Property is to be sold by Seller and purchased by Purchaser as an entire portfolio, upon the terms and conditions herein. Any termination of this Agreement pursuant to the terms and conditions hereof shall be a termination with respect to the entire portfolio.
15.26    Form 17. Purchaser and Seller acknowledge that the Real Property and the Improvements constitute “Commercial Real Estate” as defined in RCW 64.06.005. Purchaser waives receipt of the seller disclosure statement required under RCW 64.06 for transactions involving the sale of commercial real estate, except for the section entitled “Environmental.” A completed Environmental section of the seller disclosure statement is attached to this Agreement as Exhibit P (the “Environmental Disclosure Statement”). Purchaser waives its right to rescind the Agreement under RCW 64.06. Purchaser further acknowledges and agrees that the Environmental Disclosure Statement (a) is for the purpose of disclosure only, (b) will not be considered part of this Agreement, and (c) will not be construed as a representation or warranty of any kind by Seller.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

SELLER:
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation

Federal Tax Identification	By:	/s/ Lynette M. Pineda
No. 13-1624203	Name:	Lynette M. Pineda
	Title:	Senior Director

PURCHASER’S SIGNATURE ON SEPARATE PAGE

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

PURCHASER:
STEELWAVE BOTHELL OFFICE OWNER (WA), LLC, a Delaware limited liability company

	By:	SteelWave Platform II JV, LLC,
a Delaware limited liability company,
its sole and managing member

Federal Tax Identification	By:	/s/ Robert F. Phipps
No. 35-2536351	Name:	Robert F. Phipps
	Title:	Authorized Person

SELLER’S SIGNATURE ON SEPARATE PAGE

S-2

AGREEMENT OF ESCROW AGENT
The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Funds in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article XIV and Section 15.21.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Matthew S. Bliwise
Name:	Matthew S. Bliwise
Title:	Vice President

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